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SOUTHWEST AIRLINES REPORTS NOVEMBER TRAFFIC

DALLAS, TEXAS – December 6, 2011 – Southwest Airlines Co. (NYSE: LUV) today reported November 2011 combined traffic results for Southwest Airlines and AirTran.  AirTran became a wholly-owned subsidiary of Southwest Airlines Co. (“the Company”) on May 2, 2011.  For purposes of comparability, the Company is providing combined traffic results for Southwest Airlines and AirTran for periods prior to the acquisition date.  See the accompanying tables for combined results.
               The Company flew 8.3 billion revenue passenger miles (RPMs) in November 2011, compared to 8.1 billion combined RPMs flown in November 2010, an increase of 2.5 percent.  Available seat miles (ASMs) were 10.1 billion, an increase of 0.7 percent from November 2010 combined ASMs.  The load factor for November 2011 was 81.6 percent, compared to the combined load factor of 80.2 percent in November 2010.  For November 2011, passenger revenue per ASM (PRASM) is estimated to have increased approximately nine percent as compared to November 2010’s combined PRASM.
For the first eleven months of 2011, the Company flew 95.7 billion combined RPMs, compared to 89.4 billion combined RPMs flown for the same period in 2010, an increase of 7.0 percent.  The combined year-to-date ASMs increased 5.2 percent to 118.1 billion in 2011, compared to the combined level of 112.2 billion for the same period in 2010.  The combined year-to-date load factor was 81.0 percent, compared to the combined load factor of 79.7 percent for the same period in 2010.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	NOVEMBER

	2011	2010	CHANGE

Revenue passengers carried	9,153,216	8,999,778	1.7%

Enplaned passengers	11,060,675	10,893,323	1.5%

Revenue passenger miles (000)	8,276,333	8,072,614	2.5%

Available seat miles (000)	10,144,618	10,069,557	0.7%

Load factor	81.6%	80.2%	1.4 pts.

Average length of haul	904	897	0.8%

Trips flown	111,628	111,908	(0.3)%

	YEAR-TO-DATE

	2011	2010	CHANGE

Revenue passengers carried	101,208,134	98,704,454	2.5%

Enplaned passengers	124,356,471	119,968,049	3.7%

Revenue passenger miles (000)	95,669,147	89,374,130	7.0%

Available seat miles (000)	118,063,325	112,194,997	5.2%

Load factor	81.0%	79.7%	1.3 pts.

Average length of haul	945	905	4.4%

Trips flown	1,284,687	1,253,323	2.5%

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